Exhibit 33.3

Management’s Assertion on

Compliance with Regulation AB Servicing Criteria

BancTec, Inc. (“BancTec” or the “Asserting Party”) is responsible for assessing its compliance as of and for the year ended December 31, 2015 (the “Reporting Period”), with certain servicing criteria applicable to it in connection with the Services Agreement dated as of September 30, 2008, as amended (the “Services Agreement”) between BancTec, Inc. and Discover Products Inc. (“DPI”), assignee of, DFS Services, LLC. The Asserting Party used the selected criteria set forth in Items 1122(d)(1)(v), 1122(d)(2)(i) and (d)(4)(iv) (such applicable criteria, as discussed below, the “Applicable Servicing Criteria”), to assess such compliance with respect to support services provided to DPI. The transactions covered by this report include all asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or were not required to be registered where the related asset-backed securities were outstanding during the Reporting Period (the “Platform”).

BancTec does not have sole responsibility for either of the Applicable Servicing Criteria, but instead provides support services to DPI and Discover Bank that are necessary to their compliance with the Applicable Servicing Criteria. Specifically, BancTec is responsible for (a) capturing data with respect to cardmember payments and associated checks, (b) transmitting such data to DPI and Discover Bank on a timely basis consistent with their compliance with the Applicable Servicing Criteria; and (c) delivering certain of such checks to a third party financial institution for deposit into a bank account held in the name of Discover Bank. BancTec is not responsible for (x) ensuring that deposits are posted to Discover Bank’s bank accounts, (y) following up with regard to unposted deposits, and (z) posting payments to any cardmember’s account. BancTec has assessed its compliance with the Applicable Servicing Criteria, to the extent it is responsible for such aspects of such compliance, and has concluded that the Asserting Party has complied, in all material respects, with those aspects of the Applicable Servicing Criteria for which it is responsible for the Reporting Period with respect to the Platform taken as a whole.

Plante Moran PLLC, an independent registered public accounting firm, has issued an attestation report for the Platform on the assessment of compliance with the Applicable Servicing Criteria.

BancTec, Inc.

By:	/s/ Mark Trivette
Mark Trivette
Executive Vice President, Finance

Date: March 17, 2016